Exhibit 99.1

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

CANADA PENSION PLAN INVESTMENT BOARD

and

JPMC STRATEGIC INVESTMENTS II CORPORATION

Dated as of December 10, 2015

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of December 10, 2015, by and among between Canada Pension Plan Investment Board (the “Buyer”) and JPMC Strategic Investments II Corporation (the “Seller”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

WHEREAS, the Buyer and the Seller currently hold common shares (the “Common Shares”, par value $0.01 per share, of Markit Ltd., a Bermuda exempted company (the “Company”);

WHEREAS, the Buyer and the Seller are party to a Registration Rights Agreement, dated as of June 24, 2014, among the Company and the shareholders party thereto (the “Registration Rights Agreement”);

WHEREAS, subject to the terms and conditions of this Agreement, the Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, Common Shares as set forth herein; and

WHEREAS, the Buyer and the Seller desire to set forth certain agreements herein.

NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01. Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means a judgement, suit, litigation, arbitration, claim, action, compliant, injunction, order, dispute, inquiry, investigation, arbitration or proceeding.

“Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act. Notwithstanding anything to the contrary set forth in this Agreement, no limited partner or similar participant of Buyer shall be deemed an Affiliate of the Buyer.

“Agreement” means this Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, Toronto and London are open for the general transaction of business. For purposes of notice, notice will allow notice until 11:59 p.m. on a particular day, and two (2) Business Days’ notice will in no event be less than 48 hours.

“Closing” has the meaning set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

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“Company” has the meaning set forth in the preamble hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the Governing Documents of a Delaware corporation are its certificate of incorporation and by-laws, the Governing Documents of a limited partnership are its limited partnership agreement and certificate of limited partnership and the Governing Documents of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any U.S. or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“Information” has the meaning set forth in Section 3.01(f).

“Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.

“Liability” means any debt, liability or obligation, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

“Per Share Purchase Price” has means $28.55.

“Purchase Price” means $149,999,987.

“Person” or “person” means an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“SEC” means the U.S. Securities and Exchange Commission, including the staff thereof.

“Securities” has the meaning set forth in Section 2.01.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsequent Sale” has the meaning set forth in Section 4.03.

“Tax” means (a) any federal, state, local, municipal or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or

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similar), unemployment, disability, payroll, license, employee or other withholding, or other taxes, duties, levies, fees and assessments of any kind whatsoever, without limitation, and any interest, penalties or additions to tax in respect of, or in connection with, the foregoing (whether disputed or not), and (b) any liability in respect of amounts described in clause (a) hereof by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6 (or any similar provision of law) or otherwise.

Section 1.02. General Interpretive Principles.

Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

ARTICLE II

Sale and Purchase of Common Shares

Section 2.01. Sale and Purchase of the Common Shares.

Subject to all of the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, the Seller will sell to the Buyer free and clear of all liens, and the Buyer will purchase from the Seller, 5,253,940 Common Shares for the Purchase Price (the “Stock Purchase”). The Common Shares to be sold by the Seller to the Buyer pursuant to this Agreement are collectively referred to as the “Securities”. The parties agree that the Stock Purchase is intended to constitute a “Permitted Transfer” in accordance with the Registration Rights Agreement.

If the Seller shall sell any other Common Shares at a price per share below the Per Share Purchase Price during a period beginning the date hereof and extending 90 days following the date hereof (a “Subsequent Sale”), the Seller shall on the same Business Day of any such transaction pay by immediately available funds, by wire transfer to such account as the Buyer shall specify, a refund of the Purchase Price in order that the Per Share Purchase Price shall thereafter equal the price per share in such Subsequent Sale (a “Purchase Price Refund”). Such as-adjusted Per Share Purchase Price shall thereafter be deemed the Per Share Purchase Price.

Section 2.02. Closing.

(a) The purchase and sale of the Securities hereunder (the “Closing”) shall take place substantially concurrently with the full execution of this Agreement by the Seller and the Buyer.

(b) At the Closing: (i) the Seller will deliver to the Buyer, the Securities, in book entry form; (ii) the Buyer, in full payment for the Securities, will deliver or

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cause to be delivered to Seller immediately available funds, by wire transfer to the account specified by Seller on Schedule 1, the Purchase Price and (iii) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article VI.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties of the Seller.

The Seller represents and warrants to the Buyer as of the date hereof as follows:

(a) Authority. The Seller has been duly formed and is validly existing under the laws of its jurisdiction of formation. The Seller has all requisite power and authority to execute and deliver this Agreement to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, all of which have been duly authorized by all necessary action on the part of the Seller and no other proceeding on the part of the Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Seller has duly executed and delivered this Agreement. This Agreement constitutes a valid, legal and binding agreement of the Seller (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the Seller in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(b) Consents and Approvals; No Violations. No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby will (1) conflict with or result in any breach of any provision of the Seller’s Governing Documents, (2) conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default or event of default (however described) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of it under, any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound or to which any of its properties may be subject, or (3) result in any violation of any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over it or any of its properties, including without limitation, any laws restricting or prohibiting insider trading or dealing in securities.

(c) Title. The Seller has good legal and beneficial title to the Securities to be sold hereunder and power to sell such Securities with full title guarantee pursuant to this Agreement and upon delivery of the Securities, title to the Securities, free and clear of all liens, encumbrances, equities and claims (other than those set forth in the Registration Rights Agreement), will pass to the Buyer and there are no restrictions on subsequent transfers (other than those set forth in the Registration Rights Agreement).

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(d) No Other Agreements; No Actions. No person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Securities. There is no action, proceeding or investigation pending or, to the knowledge of the Seller, threatened, against or affecting any of the Seller, which questions the validity of the purchase and sale of the Securities or any action taken or to be taken by any of the Seller pursuant to this Agreement.

(e) Stabilization. The Seller has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities, provided however, that an Affiliate of the Seller may have taken such actions in the ordinary course of its business as an underwriter or market maker of Common Shares.

(f) Absence of Information. Neither either the Buyer nor any of its affiliates, principals, stockholders, partners, employees and agents (i) has been requested to or has provided the Seller with any information or advice with respect to the Securities nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to the Company.

(g) Material Nonpublic Information. The Seller acknowledges and understands that (i) the Buyer may possess material nonpublic information regarding the Company not known to the Seller that may impact the value of the Securities, including, without limitation, (x) information received by principals and employees of the Buyer in their capacities as directors, significant stockholders and/or affiliates of the Company, (y) information otherwise received from the Company on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Director (collectively, the “Information”), and that the Buyer is not disclosing the Information to the Seller. The Seller understands, based on its experience, the disadvantage to which the Seller may be subject due to the disparity of information between the Buyer and the Seller. Notwithstanding such disparity, the Seller has deemed it appropriate to enter into this Agreement and to consummate the transaction contemplated hereby. The Seller agrees that none of the Buyer, its affiliates, principals, stockholders, partners, employees and agents shall have any liability to the Seller, its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with the Buyer’s use or non-disclosure of the Information or otherwise as a result of the transaction contemplated hereby, and the Seller irrevocably waives any claim that it might have based on the failure of the Buyer to disclose the Information.

(h) No Registration. No registration of the Securities is required under the Securities Act in connection with sale, transfer and delivery of the Securities to the Buyer.

(i) Stock Power. The Seller has delivered a duly executed stock power authorizing the transfer of the Securities.

Section 3.02. Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Seller as of the date hereof as follows:

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(a) Private Placement.

(i) The Buyer understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (A) in a transaction not involving a public offering, (B) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (C) pursuant to an effective registration statement under the Securities Act or (D) to the Company or one of its Subsidiaries, in each of cases (A) through (D) in accordance with the Registration Rights Agreement and any applicable state and federal securities laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

(ii) The Buyer (A) is able to fend for itself in the transactions contemplated by this Agreement; (B) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities and (C) has the ability to bear the economic risks of its prospective investment, and can afford the complete loss of such investment.

(iii) The Buyer understands and agrees that the Securities are subject to restrictions on transfer in accordance with Section 2.04(b) of the Registration Rights Agreement and that Seller makes no representation or warranty to Buyer with respect to the restrictions on transfer set forth in the Registration Rights Agreement and the Seller shall have no liability to Buyer with respect to such restrictions on transfer.

ARTICLE IV

Covenants of the Seller

The Seller covenants and agrees as follows:

Section 4.01. Transfer Taxes; Commissions.

The Seller shall be responsible for any Liability with respect to any transfer, stamp or similar non-income Taxes that may be payable in connection with the execution, delivery and performance of this Agreement including, without limitation, any such Taxes with respect to the sale of the Securities. The Seller shall be responsible for and will indemnify and hold harmless the Buyer from and against all claims, damages and expenses suffered or incurred by the Buyer in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of any of the Sellers.

Section 4.02. Stabilization.

The Seller will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities, provided however, that an Affiliate of the Seller may take such actions in the ordinary course of its business as an underwriter or market maker of Common Shares.

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Section 4.03. Notification and Payment in Respect of Subsequent Sales.

The Seller will notify the Buyer in accordance with Section 7.01 promptly upon the commencement of any Subsequent Sale and will pay to the Buyer at the time of such Subsequent Sale the Purchase Price Refund.

Section 4.04. Purchase Price Refund

The Seller will maintain adequate funds, or will cause any of its Affiliates to pay, for any Purchase Price Refund arising hereunder or any obligations arising under Section 4.01. The Seller is a wholly-owned subsidiary of JPMorgan Chase & Co.

ARTICLE V

Additional Agreements of the Parties

Section 5.01. Taking of Necessary Action.

Subject to the conditions set forth in Article VI hereof, each of the parties hereto agrees to use all reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things reasonably necessary, proper or advisable under this Agreement, the Registration Rights Agreement and applicable laws and regulations to consummate and make effective the transactions contemplated hereby. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as another party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

ARTICLE VI

Conditions

Section 6.01. Conditions of the Buyer.

The obligations of the Buyer to complete the Stock Purchase are subject to satisfaction or waiver of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Seller contained in Section 3.01 shall be true and correct on and as of the date hereof.

(b) Covenants. The Seller shall have performed in all material respects all of its covenants and obligations in this Agreement that are to be performed at or prior to the Closing.

Section 6.02. Conditions of the Seller.

The obligation of the Seller to complete the Stock Purchase is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct on and as of the date hereof.

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ARTICLE VII

Miscellaneous

Section 7.01. Notices.

All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to the Seller:

JPMC Strategic Investments II Corporation

270 Park Avenue, Floor 10

Mail Code: NY1-K281

New York, NY 10017-2014

Attention: Ana Capella

Fax: 212-270-2604

Email: Ana.Capella@jpmorgan.com

with a copy (which shall not constitute notice) to:

Neila Radin

270 Park Avenue, Floor 38

Mail Code: NY1-K722

New York, NY 10017-2014

Fax: 646-861-6361

Email: neila.radin@jpmorgan.com

If to the Buyer:

Canada Pension Plan Investment Board

One Queen St. East

Suite 2500

Toronto, Ontario M5C 2W5

Canada

Attention: Scott Lawrence

Fax: 416-868-8690

with a copy to the address above to the attention of:

Attention: Patrice Walch-Watson

Fax: 416-868-4760

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

Great Britain

Attention: Simone Bono

Email: simone.bono@freshfields.com

Telephone: +44-20-7108-7269

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or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 7.01. Any notices shall be in writing, including facsimile communication with electronic confirmation, and may be delivered in person or sent by overnight delivery service. Notice shall be effective upon sending the facsimile (with electronic confirmation), upon delivery in person or after one Business Day with respect to overnight delivery service.

Section 7.02. Entire Agreement; Amendment.

This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto (or their Affiliates) previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply; and provided, further that, subject to applicable federal securities laws, the Buyer and their Affiliates shall be permitted to continue to use confidential information (subject to the confidentiality requirements of the confidentiality agreement) in connection with any proposed investment in the Company. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

Section 7.03. Assignment; Third Party Beneficiaries.

Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that (a) the Buyer may assign its rights, interests and obligations under this Agreement to an Affiliate of such Buyer and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement. This Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 7.04. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document.

Section 7.05. Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

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Section 7.06. Jurisdiction and Venue.

The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court in The City of New York, Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.08. Expenses.

Except as expressly provided herein, each party shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.09. Remedies; Waiver.

To the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 7.10. Waiver of Jury Trial.

THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES HEREBY FURTHER AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 7.11. Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect; provided that the economic and legal substance of any of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

JPMC STRATEGIC INVESTMENTS II CORPORATION

By:	/s/ Cristina Kim
Name:	Cristina Kim
Title:	President

[Securities Purchase Agreement Signature Page]

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ R. Scott Lawrence
Name:	R. Scott Lawrence
Title:	Managing Director, Head of Relationship Investments

By:	/s/ Eric Wetlaufer
Name:	Eric Wetlaufer
Title:	Senior Managing Director, Global Head of Public Market Investments

[Securities Purchase Agreement Signature Page]

Schedule 1

[Wire Instructions]